Exhibit 99.1

Contact:	John B. Kelso, Director of Investor Relations
(303) 298-8100

EVERGREEN REPORTS RECORD THIRD QUARTER RESULTS;
COMPANY COMPLETES ACQUISITION OF CARBON ENERGY CORP.

Denver, Colorado, October 29, 2003 …EVERGREEN RESOURCES, INC. (NYSE: “EVG”) today reported record quarterly earnings of $19.6 million or 49 cents per diluted share for the three months ended September 30, 2003, which compared to a net loss of $15.0 million or 40 cents per diluted share in the third quarter 2002.  The third quarter 2002 loss was due to a non-cash, after-tax charge to earnings of $22.0 million, resulting from the impairment of certain of the company’s international assets.

Carbon Energy Corporation Acquisition Completed

Evergreen completed the acquisition of Carbon Energy Corporation, effective today.  Carbon is an independent oil and gas company engaged in the exploration, development and production of natural gas and crude oil in the U.S. and Canada.  Carbon’s areas of operations in the U.S. are the Piceance Basin in Colorado and the Uintah Basin in Utah.  Carbon’s areas of operations in Canada are south-central Alberta and southeast Saskatchewan.

Under the terms of the merger agreement, Carbon’s shareholders received 0.55 shares of Evergreen common stock for each common share of Carbon.  This required Evergreen to issue approximately 3.5 million new shares of Evergreen common stock to Carbon’s shareholders.  The aggregate value of the transaction is approximately $89 million plus the assumption of Carbon’s debt of approximately $20.0 million.

2-for-1 Stock Split and Authorized Shares

Evergreen’s 2-for-1 stock split became effective September 16, 2003, with the company’s share price opening at 27.11 on the New York Stock Exchange.  Evergreen’s weighted average common shares outstanding during the third quarter came to 39.1 million as a result of the stock split, compared to 19.4 million in the second quarter of 2003.  The company’s weighted average diluted share count for the three months ended September 30, 2003 rose to 40.3 million shares from 20.0 million shares at June 30, 2003.  All common stock and per-share information for all periods presented has been adjusted to reflect the 2-for-1 stock split.

Evergreen recently proposed to amend its articles of incorporation to increase the number of authorized shares of common stock from 50 million shares to 100 million shares.  The proposal is subject to shareholder approval at a special meeting of shareholders to be held on November 20, 2003 at 10:00 a.m. Mountain Standard Time.  The meeting will be held at Evergreen’s headquarters: 1401 17th Street, Suite 1200, Denver, Colorado 80202.

Third Quarter 2003 Financial and Operating Results

Natural gas revenues in 2003’s third quarter totaled $53.5 million, up 82% over $29.5 million in the third quarter of 2002.  The company’s average gas price realization of $4.55 per thousand cubic feet (Mcf) represented a 57% increase over the $2.89-per-Mcf average in last year’s third quarter.  The company recognized a hedging loss of $1.3 million for the three months ended September 30, 2003 compared to a non-cash hedging loss of $0.6 million during the three months ended September 30, 2002.

Net gas sales in the third quarter increased to a record 127.7 million cubic feet (MMcf) per day or a total of 11.75 billion cubic feet (Bcf), up 15% from a daily average of 110.8 MMcf or a total of 10.2 Bcf in the corresponding 2002 period.

Third quarter average net gas sales were up 4% from the second quarter 2003 average of 122.8 MMcf per day.  The sequential increase in gas sales was attributable to drilling, field operations and enhancements to the gas collection infrastructure.  Evergreen’s average daily net sales have now increased for 34 consecutive quarters.

Evergreen had 953 net wells in the Raton Basin producing natural gas as of September 30, 2003.  At the end of last year’s third quarter, the company had 802 net wells producing gas.  Evergreen drilled 28 Raton Basin wells in the third quarter of 2003, increasing the number of wells the company drilled in the first nine months of 2003 to 136.  Evergreen plans to drill approximately 24 wells in the fourth quarter to bring the company’s year-end total to 160 wells in the Raton Basin.

Lease operating expenses in the third quarter of 2003 totaled $4.7 million compared to $4.3 million in last year’s third quarter.  On a per-Mcf basis, lease operating expenses declined 5% from the prior-year period to 40 cents per Mcf from 42 cents per Mcf.  At June 30, 2003, the company had projected higher operating costs through the remainder of 2003, including third quarter estimated costs of 50 cents to 52 cents per Mcf.  The anticipated increase was primarily due to an expected increase in well repairs, field supplies and compressor maintenance as a result of an increasing number of older wells and surface systems.  The reduced lease operating costs were partially due to improved operating efficiencies during the third quarter and to the rescheduling of certain maintenance projects from the third quarter to the fourth quarter.  Lease operating costs for the fourth quarter are currently estimated to be between 46 cents and 48 cents per Mcf in the Raton Basin.  With the addition of the Carbon properties, consolidated lease operating expenses are estimated to be 49 cents to 51 cents per Mcf in the fourth quarter.

Transportation costs in the third quarter of 2003 averaged 31 cents per Mcf, unchanged from last year’s third quarter.

Depreciation, depletion and amortization expense of 55 cents per Mcf in the third quarter of 2003 compared to 54 cents per Mcf in the corresponding 2002 period.

General and administrative expenses were $3.8 million in the third quarter of 2003 as compared to $2.1 million in 2002’s third quarter.  On a per-unit-of-production basis, general and administrative expenses rose 52% from last year’s third quarter, from 21 cents to 32 cents per Mcf.  The increase was due primarily to personnel additions and associated salaries and payroll costs, bonuses and professional fees.

Interest expense was $2.0 million in the third quarter of 2003 as compared to $2.2 million in the same period of 2002.  On a per-unit-of-production basis, interest expense fell 19% to 17 cents per Mcf from 21 cents per Mcf in 2002’s third quarter.  At September 30, 2003, long-term debt totaled $231.5 million, down from the year-ago level of $233.0 million.  The weighted average interest rate was 4.1% in the first nine months of 2003 as compared to 4.5% in last year’s first nine months.

Minority interest expense of $0.5 million represents minority investors’ percentage share of income from subsidiaries in which Evergreen holds a majority ownership interest.  Effective April 1, 2003, Evergreen sold an approximate 25% ownership interest in its Long Canyon Gas Company, LLC subsidiary as part of a settlement agreement.

Other (income) expense primarily consisted of $2.3 million of gains on the sale of investments in common stock.  These gains were offset by a loss on financial commodity derivatives and other miscellaneous expenses of $0.6 million.

Capital expenditures in the third quarter of 2003 were $46.6 million.  These capital costs included $9.6 million for the drilling and completion of Raton Basin gas wells, $6.1 million for recompletions and remedial costs, and $14.1 million for the Raton Basin compression and gas collection system.  The remainder was primarily associated with Evergreen’s property acquisitions in eastern Kansas.

First Nine Months 2003 Financial and Operating Results

For the first nine months of 2003, net income totaled $55.0 million, compared to a net loss of $9.3 million in the first nine months of 2002.  Net income per diluted share in the first nine months of 2003 was $1.38 versus a net loss of 25 cents per diluted share in the corresponding 2002 period.  The increase in net income was due to the company’s increased production and higher gas price realization.  The nine month financial results in 2002 were impacted by a non-cash, after-tax charge to earnings of $22.0 million, resulting from the impairment of certain of the company’s international assets.

Natural gas revenues in the first nine months of 2003 totaled $155.5 million compared to $73.0 million in the corresponding 2002 period.  Net gas sales in the first nine months of 2003 totaled 33.4 Bcf or 122.5 MMcf per day, an increase of 17% over 28.5 Bcf or 104.5 MMcf of gas per day during the same period in 2002.

Capital expenditures in the first nine months of 2003 were $124.8 million.  These capital costs included $30.6 million for the drilling and completion of 136 Raton Basin gas wells, $17.1 million primarily for recompletions and $30.9 million for the Raton Basin gas collection system.  Approximately $40.8 million was used for exploration projects, including $35.1 million for acreage and wells in eastern Kansas and $5.7 million for operations in the Cook Inlet Basin of Alaska.

Evergreen’s total estimated capital expenditures for 2003 is $265.4 million.  The 2003 capital expenditures included approximately $94 million in Evergreen common stock ($82 million for the acquisition of Carbon Energy and $12 million for property acquisitions).

Evergreen President and CEO Mark S. Sexton commented, “Record cash flow from our Raton Basin development project is enabling us to invest in several new projects, including the properties we acquired from Carbon Energy and the 675,000 acres of prospective coal bed methane acreage in the Forest City Basin of eastern Kansas.  We are well positioned to develop another core area utilizing our current capital structure and operating expertise.”

Operations Update

Carbon Energy Acquisition

The acquired Carbon properties are estimated to contain at least 97 billion cubic feet equivalent (Bcfe) of proved reserves, substantially all of which are natural gas.  Carbon operates substantially all of its properties in the United States and Canada.  Net reserves in the U.S. and Canada are approximately 59 Bcfe and 38 Bcfe, respectively, of which 45% and 73% are classified as proved developed and the remaining amounts are classified as proved undeveloped. Independent petroleum engineering consultants Netherland Sewell & Associates, Inc. prepared the reserve estimates of Carbon.

Average daily net production in the U.S. and Canada is more than 16.8 MMcfe.  The gross acreage position is approximately 150,000 acres in the U.S. and 130,000 acres in Canada.  Four new gas wells were recently completed in the Piceance Basin of western Colorado, and results have been favorable.  Evergreen also expects to bring on new production from existing Carbon properties in Alberta, Canada within the next six to eight weeks.

Subsequent to the execution of the merger agreement and before the close of the transaction, Evergreen had received indications of interest from several oil and gas companies about the purchase from Evergreen of Carbon’s U.S. assets (the Piceance Basin and Uintah Basin assets).  Evergreen has decided not to pursue the sale of the U.S. assets and currently intends to develop these properties.  The company has allocated a portion of its 2004 capital budget for the development of Carbon’s U.S. properties.

Forest City Basin

In mid-September, Evergreen announced that the company acquired a 100% working interest in an additional 113,000 acres of prospective coal bed methane (CBM) acreage in the Forest City Basin of eastern Kansas.  With the acquisition, along with several smaller property transactions, Evergreen holds a 100% working interest in approximately 675,000 acres in eastern Kansas.  The acquired properties, located primarily in Atchison County, Kansas, include a 12-well CBM pilot project, a water disposal well and a gas gathering system with associated production equipment.

Evergreen plans to drill a total of 40 wells in the Forest City Basin during the fourth quarter.  This total consists of seven four-well CBM pilot projects (with an additional water injection well for each pilot), plus five stratigraphic core wells that will be drilled in various parts of the company’s acreage.  As of October 28, 2003, Evergreen had drilled ten CBM wells and a water disposal well on these properties.  The CBM wells were drilled to total depths ranging from 882 feet to 1,000 feet.  Evergreen plans to begin fracture stimulation operations using its own well service crews and equipment in early November.

Alaska

Early in the second quarter, Evergreen completed five of its eight coal bed methane wells on the Pioneer Unit in Alaska’s Cook Inlet Basin.  The initial production results indicate that the wells in the first two pilot projects are probably not capable of commercial production.  In September, the company acquired the rights to an additional 230,000 acres of prospective CBM acreage in south-central Alaska.  The licenses for this new acreage were applied for more than three years ago.  The majority of the new acreage is located immediately to the northwest of the Pioneer Unit, extending about 25 miles up the Susitna River Valley.  With the new properties, Evergreen’s total leased acreage in south-central Alaska is more than 300,000 acres.

Evergreen plans to drill five stratigraphic core holes on various parts of its acreage base to obtain additional petrophysical data, including information on coal quality and gas content.  Based on the results of these core holes, Evergreen will determine potential locations in 2004 for additional core holes or multi-well pilots.

Gas Marketing

In October 2003, Evergreen entered into several new gas hedging agreements for the remainder of 2003 and for calendar year 2004.  The company added two financial swaps covering a total of 45 MMcf per day of gas at a net realized price of $5.36 per Mcf for November and December of 2003.

For calendar year 2004, Evergreen added two financial swaps representing 20 MMcf of gas per day at a net realized price of $4.36 per Mcf.  On Carbon’s U.S. properties, Evergreen entered into a financial swap for 3 MMcf of gas per day at a net realized price of $4.01 per Mcf for calendar year 2004.  On Carbon’s Canadian properties, the company entered into a financial swap covering approximately 4.7 MMcf of gas per day at a net realized price of $4.29 per Mcf.

The following summarizes Evergreen’s current hedging position for the remainder of 2003 and for 2004:

Contract Period	Type of Derivative Instrument	Volume in MMBtu per day	Net Realized Price $/MMBtu

Oct 1 - Dec 31 ‘03	Costless Collar	20,000	$3.26 - $5.02	*
Oct 1 - Dec 31 ‘03	Financial Swaps	70,000	$4.37
Nov 1 - Dec 31 ‘03	Financial Swaps	45,000	$5.36
Jan 1 - Dec 31 ‘04	Costless Collar	20,000	$3.21 - $4.91	*
Jan 1 - Dec 31 ‘04	Financial Swaps	47,700	$4.07

* Represents floor and ceiling price.

Modeling Assumptions

The following estimates are for the fourth quarter of 2003 and for the year ending December 31, 2004:

	2003 Q4	2003 Total/Avg.

Wells drilled -
Raton Basin gas wells	24	160
Forest City Basin gas wells	33	33
Totals	57	193

Natural gas sales (Bcfe)
Raton Basin	11.9 - 12.1	45.3 - 45.5
Carbon U.S.	0.2 - 0.3	0.2 - 0.3
Carbon Canada	0.7 - 0.9	0.7 - 0.9

Totals	12.8 - 13.3	46.2 - 46.7

Average daily sales (MMcfe)	139.1 - 144.6	126.6 - 127.9

Per Mcfe

Lease operating expenses	$0.49 - 0.51	$0.45 - 0.46
Transportation costs	$0.31 - 0.32	$0.32 - 0.33
Depreciation, depletion and amortization	$0.68 - 0.69	$0.58 - 0.59
General and administrative expense	$0.30 - 0.32	$0.29 - 0.30
Interest expense	$0.17 - 0.19	$0.18 - 0.19
Minority interest in subsidiaries	$0.03 - 0.04	$0.03 - 0.04
Other (income) expense	$(0.03) - (0.04)	$(0.03) - (0.04)

Production and property taxes are estimated to be approximately 5.7% of net gas sales.  The 2003 income tax rate is estimated to be about 36.5% of net income before income taxes.

	2003 Q4	2003 Total.

Capital expenditures (in millions)	$140.6	$265.4

2004:	Q1	Q2	Q3	Q4	Total/Avg.

Wells Drilled
Raton Basin	62	48	33	22	165
Forest City Basin	40	60	50	0	150
Carbon U.S.	5	15	20	15	55
Carbon Canada	15	5	25	27	72

Natural gas sales (Bcfe)
Raton Basin	12.3 - 12.5	13.4 - 13.6	14.0 - 14.3	14.4 - 14.8	54.1 - 55.2
Forest City Basin	-0	0 - 0.2	0.4 - 0.6	0.8 - 1.1	1.2 - 1.9
Carbon U.S.	0.6 - 0.7	0.7 - 0.8	0.8 - 0.9	0.8 - 0.9	2.9 - 3.3
Carbon Canada	1.8 - 2.0	1.9 - 2.1	2.0 - 2.2	2.1 - 2.3	7.8 - 8.6
Totals	14.7 - 15.2	16.0 - 16.7	17.2 - 18.0	18.1 - 19.1	66.0 - 69.0

Average daily sales (MMcfe)	162 - 167	176 - 184	187 - 196	197 - 207	180 - 188

Per Mcfe

Lease operating expense	$0.51 - 0.53	$0.48 - 0.51	$0.45 - 0.48	$0.45 - 0.48	$0.47 - 0.50
Transportation costs	$0.29 - 0.31	$0.29 - 0.31	$0.29 - 0.31	$0.30 - 0.31	$0.29 - 0.31
Depletion and amortization	$0.75 - 0.77	$0.73 - 0.75	$0.71 - 0.73	$0.69 - 0.71	$0.72 - 0.74
General and administrative	$0.24 - 0.26	$0.23 - 0.25	$0.21 - 0.23	$0.20 - 0.22	$0.22 - 0.24
Interest expense	$0.15 - 0.18	$0.14 - 0.17	$0.14 - 0.17	$0.13 - 0.16	$0.14 - 0.17
Minority interest	$0.03 - 0.04	$0.02 - 0.03	$0.02 - 0.03	$0.02 - 0.03	$0.02 - 0.03

Production and property taxes are estimated to be approximately 6% of net gas sales.  The income tax rate for 2004 is estimated to be about 37% of net income before income taxes.

	Q1	Q2	Q3	Q4	Total

2004 Capital Expenditures (in millions)	$51.3	$65.7	$69.7	$33.3	$220.0

Conference Call Information

Evergreen management will comment on third quarter 2003 financial results tomorrow, Thursday, October 30 at 11:30 a.m. (Eastern Standard Time).  The dial-in number is (888) 452-7103 for domestic callers and (706) 643-3753 for international callers.  The conference call will also be broadcast live on the Internet at www.EvergreenGas.com.  A replay of the call will be available until November 15, 2003 at (800) 642-1687 or (706) 645-9291 for international callers.  Enter the conference ID 3410626 and state your full name and company name when prompted.

Evergreen Resources is an independent energy company engaged in the exploration, development, production, operation and acquisition of unconventional natural gas properties.  Evergreen is one of the leading developers of coal bed methane reserves in the United States.  Evergreen’s current operations are principally focused on developing and expanding its coal bed methane project located in the Raton Basin in southern Colorado.  Evergreen has also begun coal bed methane projects in Alaska and eastern Kansas and holds producing property interests in the Piceance Basin of western Colorado, the Uintah Basin of eastern Utah, and in the Western Sedimentary Basin of south-central Alberta, Canada.

This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding, among other things, the company’s growth strategies; anticipated trends in the company’s business and its future results of operations; market conditions in the oil and gas industry; the ability of the company to make and integrate acquisitions; and the impact of government regulations.  These forward-looking statements are based largely on the company’s expectations and are subject to a number of risks and uncertainties, many of which are beyond the company’s control.  Actual results could differ materially from those implied by these forward-looking statements as a result of, among other things, a decline in natural gas production, a decline in natural gas prices, incorrect estimations of required capital expenditures, increases in the cost of drilling, completion and gas collection, an increase in the cost of production and operations, an inability to meet projections, and/or changes in general economic conditions.  In light of these and other risks and uncertainties of which the company may be unaware or which the company currently deems immaterial, there can be no assurance that actual results will be as projected in the forward-looking statements.  These and other risks and uncertainties are described in more detail in the company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Evergreen Resources, Inc. – Financial Highlights

Consolidated Statements of Operations

(in 000’s except per-share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Revenues:
Natural gas revenues	$53,498	$29,465	$155,484	$72,974
Interest and other	469	225	893	458
Total revenues	53,967	29,690	156,377	73,432

Expenses:
Lease operating expenses	4,705	4,318	14,714	11,955
Transportation costs	3,701	3,135	10,623	9,026
Production and property taxes	2,331	1,294	8,284	3,927
Depreciation, depletion and amortization	6,495	5,470	18,211	15,470
General and administrative expenses	3,766	2,113	9,642	6,724
Interest expense	1,988	2,153	6,262	6,105
Minority interest in subsidiaries	480	(6)	962	(13)
Impairment of international properties	1,270	34,170	2,496	34,170
Foreign currency exchange gain	—	—	(996)	—
Other (income) expense	(1,673)	292	(1,526)	521
Total expenses	23,063	52,939	68,672	87,885

Income (loss) before income taxes and cumulative effect of change in accounting principle	30,904	(23,249)	87,705	(14,453)
Income tax provision (benefit) – deferred	11,280	(8,253)	32,012	(5,131)

Income (loss) before cumulative effect of change in accounting principle	19,624	(14,996)	55,693	(9,322)
Cumulative effect of change in accounting principle, net of tax	—	—	713	—

Net income (loss)	$19,624	$(14,996)	$54,980	$(9,322)

Basic income (loss) per common share:
Earnings before cumulative effect of change in accounting principle	$0.50	$(0.40)	$1.44	$(0.25)
Cumulative effect of change in accounting principle	—	—	0.02	—

	$0.50	$(0.40)	$1.42	$(0.25)

Diluted income (loss) per common share:
Earnings before cumulative effect of change in accounting principle	$0.49	$(0.40)	$1.39	$(0.25)
Cumulative effect of change in accounting principle	—	—	0.01	—
	$0.49	$(0.40)	$1.38	$(0.25)

Weighted average shares outstanding:
Basic	39,112	37,960	38,664	37,872
Diluted	40,329	37,960	39,970	37,872

Natural gas sales volume (MMcf)	11,750	10,192	33,440	28,518
Average daily sales (MMcf/d)	127.7	110.8	122.5	104.5

Rate per Mcf:
Average gas price	$4.55	$2.89	$4.65	$2.56
Lease operating expenses	$0.40	$0.42	$0.44	$0.42
Transportation costs	$0.31	$0.31	$0.32	$0.32
Production and property taxes	$0.20	$0.13	$0.25	$0.14
Depreciation, depletion and amortization	$0.55	$0.54	$0.54	$0.54
General and administrative expenses	$0.32	$0.21	$0.29	$0.24
Interest expense	$0.17	$0.21	$0.19	$0.21
Minority interest in subsidiaries	$0.04	$—	$0.03	$—

Evergreen Resources, Inc. – Financial Highlights

Condensed Consolidated Balance Sheets

(in 000’s except per-share amounts)

	September 30, 2003	December 31, 2002
	(unaudited)
ASSETS

Current:
Cash and cash equivalents	$8,052	$871
Accounts receivable	25,489	17,684
Other current assets	7,458	1,384

Total current assets	40,999	19,939

Property and equipment, at cost, based on full-cost accounting for oil and gas properties	780,115	654,847
Less accumulated depreciation, depletion and amortization	94,038	74,431
Net property and equipment	686,077	580,416
Other assets	3,940	6,406
	$731,016	$606,761
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,114	$4,109
Amounts payable to oil and gas property owners	9,017	5,871
Production and property taxes payable	8,183	5,731
Derivative instruments	5,626	1,454
Accrued expenses and other	12,305	7,912
Total current liabilities	43,245	25,077

Notes payable	131,500	136,000
Senior convertible notes	100,000	100,000
Deferred income tax liabilities	53,885	27,666
Production taxes payable and other	5,905	4,328
Asset retirement obligations	5,494	—
Total liabilities	340,029	293,071

Minority interest in subsidiaries	5,073	1,262

Stockholders’ equity:
Common stock, $0.005 stated value; shares authorized, 50,000; shares issued and outstanding 39,227 and 38,105	196	190
Additional paid-in capital	284,005	262,083
Retained earnings	105,451	50,471
Accumulated other comprehensive loss	(3,738)	(316)
Total stockholders’ equity	385,914	312,428
	$731,016	$606,761

Evergreen Resources, Inc. – Financial Highlights

Condensed Consolidated Statements of Cash Flows

(in 000’s)

(unaudited)

	Nine Months Ended September 30,
	2003	2002
Operating activities:
Net income (loss)	$54,980	$(9,322)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income taxes	32,012	(5,131)
Depreciation, depletion and amortization	18,211	15,470
Impairment of international properties	2,496	34,170
Cumulative effect of change in accounting principle, net of tax	713	—
Gain on sale of investments	(3,310)	—
Other	2,520	1,347
Changes in operating assets and liabilities	(4,487)	(2,920)

Net cash provided by operating activities	103,135	33,614

Investing activities:
Investment in property and equipment	(104,281)	(90,308)
Proceeds from the sale of investments, net	4,769	2,000
Proceeds from the sale of property and equipment	936	—
Change in other assets	(671)	(120)

Net cash used in investing activities	(99,247)	(88,428)

Financing activities:
Net (payments on) proceeds from notes payable	(4,500)	52,000
Proceeds from issuance of common stock, net	4,391	1,306
Debt issue costs	—	(727)
Net proceeds from minority interest contributions	3,402	—

Net cash provided by financing activities	3,293	52,579

Effect of exchange rate changes on cash	—	(7)

Increase (decrease) in cash and cash equivalents	7,181	(2,242)
Cash and cash equivalents, beginning of period	871	3,024

Cash and cash equivalents, end of period	$8,052	$782